                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Amerada Hess Corporation
 ................................................................................

                (Name of Registrant as Specified in Its Charter)

 ................................................................................

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
 ................................................................................

      2) Aggregate number of securities to which transaction applies:
 ................................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ................................................................................

      4) Proposed maximum aggregate value of transaction:
 ................................................................................

      5) Total fee paid:
 ................................................................................

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
 ................................................................................

      2) Form, Schedule or Registration Statement No.:
 ................................................................................

      3) Filing Party:
 ................................................................................

      4) Date Filed:
 ................................................................................

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                                                                  March 30, 1998

Dear Stockholder:

     The Annual Meeting of Stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 6, 1998, at 2:00 P.M., local time. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

     You are cordially invited to attend this meeting. The Hess Office Building may be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.

                                Sincerely yours,

                /s/ John B. Hess                                 /s/ W.S.H. Laidlaw
             Chairman of the Board                                 President and
          and Chief Executive Officer                         Chief Operating Officer

                                 /s/ Leon Hess
                      Chairman of the Executive Committee

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      WEDNESDAY, MAY 6, 1998, AT 2:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 6, 1998, at 2:00 P.M., local time, for the following purposes:

       1. To elect five directors for the ensuing three-year term (pages 1 to 17 of Proxy Statement);

       2. To act upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors (page 18); and

       3. To transact any other business which properly may be brought before the meeting.

     All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 16, 1998 will be entitled to vote at the meeting.

                      By order of the Board of Directors,

                                 Carl T. Tursi
                                   Secretary

New York, New York
March 30, 1998

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

                            AMERADA HESS CORPORATION
                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Amerada Hess Corporation (the "Corporation") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on May 6, 1998, at 2:00 P.M., local time.

     The Corporation's principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this Proxy Statement is first being sent to stockholders is March 30, 1998.

     You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the Annual Meeting and voting in person. Proxies in the form enclosed, unless revoked prior to the closing of polls for each matter upon which the stockholders will be entitled to vote at the Annual Meeting, will be voted at the Annual Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, for the election of directors nominated herein and the proposal to ratify the selection of Ernst & Young LLP ("Ernst & Young") as independent auditors for the fiscal year ending December 31, 1998.

     Holders of record of Common Stock, par value $1.00 per share ("Common Stock"), of the Corporation at the close of business on March 16, 1998 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On March 16, 1998, there were 91,387,005 shares of Common Stock outstanding. There are no other voting securities of the Corporation outstanding. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to serve for a term of three years and until their successors are elected and qualified. Mr. H.W. McCollum, currently a director of the Corporation, will not be standing for re-election at the Annual Meeting. It is intended that proxies will be voted for the nominees set forth herein. Election of directors shall be had by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. Although it is expected that all candidates will be able to serve, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

     The following table presents information as of February 1, 1998 on the nominees for election as directors of the Corporation and the directors continuing in their respective terms of office:

                             NOMINEES FOR DIRECTOR

                                    Class I
                      For Three-Year Term Expiring in 2001

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME               AND BUSINESS EXPERIENCE      AGE     SINCE          OTHER DIRECTORSHIPS
          ----               -----------------------      ---    --------        -------------------
Nicholas F. Brady.......  Chairman, Darby Overseas         67      1994    Christiana Companies, Inc.
                            Investments, Ltd.                              H.J. Heinz Company
                            (investment firm);                             Director or trustee of
                            Former Secretary of the                        various Templeton mutual
                            United States Department                       funds
                            of the Treasury;
                            Former Chairman of the
                            Board, Dillon, Read & Co.
                            Inc. (investment banking
                            firm)

J. Barclay Collins II...  Executive Vice President and     53      1986    Dime Bancorp, Inc.
                            General Counsel

Leon Hess...............  Chairman of the Executive        83      1968    --
                            Committee; Former Chairman
                            of the Board and Chief
                            Executive Officer of the
                            Corporation

Thomas H. Kean..........  President, Drew University;      62      1990    ARAMARK Corporation
                          Former Governor of the                           Bell Atlantic Corporation
                            State of New Jersey                            Beneficial Corporation
                                                                           Fiduciary Trust Company
                                                                             International
                                                                           United HealthCare
                                                                             Corporation

Frank A. Olson..........  Chairman of the Board and        65      1998    Cooper Industries Inc.
                            Chief Executive Officer,                       Fund American Enterprises
                            The Hertz Corporation                            Holdings, Inc.
                                                                           Becton Dickinson and
                                                                             Company

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
                                    Class II

                             Term Expiring in 1999

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Edith E. Holiday.........  Attorney; Former Assistant      45      1993    Beverly Enterprises, Inc.
                             to the President of the                       Hercules, Incorporated
                             United States and Secretary                   H.J. Heinz Company
                             of the Cabinet;                               Director or trustee of
                             Former General Counsel,                       various Franklin Templeton
                             United States Department                      mutual funds
                             of the Treasury

W. S. H. Laidlaw.........  President and Chief Operating   42      1994    Premier Oil plc
                             Officer

Roger B. Oresman.........  Consulting Partner,             77      1969    --
                             Milbank, Tweed,
                             Hadley & McCloy
                             (attorneys)

Robert N. Wilson.........  Vice Chairman of the Board      57      1996    United States Trust
                             of Directors, Johnson &                         Corporation
                             Johnson

Robert F. Wright.........  Former President and Chief      72      1981    --
                             Operating Officer of the
                             Corporation

                                   Class III
                             Term Expiring in 2000

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Peter S. Hadley..........  Former Senior Vice President,   69      1991    --
                             Metropolitan Life Insurance
                             Company

John B. Hess.............  Chairman of the Board and       43      1978    --
                             Chief Executive Officer

William R. Johnson.......  President and Chief Operating   49      1996    Cincinnati Financial
                             Officer and Director,                           Corporation
                             H.J. Heinz Company                            PNC Bank

John Y. Schreyer.........  Executive Vice President and    58      1990    --
                             Chief Financial Officer

William I. Spencer.......  Former President and Chief      80      1982    --
                           Administrative Officer,
                             Citicorp and Citibank, N.A.

     All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. On May 3, 1995, Mr. Leon Hess resigned as Chairman of the Board and Chief Executive Officer, Mr. John B. Hess, formerly Senior Executive Vice President of the Corporation, was elected Chairman of the Board and Chief Executive

Officer, and Mr. Laidlaw, formerly an Executive Vice President of the Corporation and Managing Director of its wholly-owned British subsidiary, Amerada Hess Limited, was elected President and Chief Operating Officer of the Corporation. Mr. Johnson served in various senior executive positions at H.J. Heinz Company prior to his election as its President and Chief Operating Officer in 1996. Mr. Olson was elected to the Board in February 1998. He has served in a variety of executive positions with The Hertz Corporation or its affiliates since 1964.

     Leon Hess is John B. Hess' father. Leon Hess may be deemed to be a control person of the Corporation by virtue of his stock ownership. See "Ownership of Equity Securities by Management."

     The Audit Committee of the Board of Directors is composed of William I. Spencer, Chairman, Edith E. Holiday, Thomas H. Kean and Robert N. Wilson. The Audit Committee met three times in 1997. The Audit Committee reviews the audit plan developed by the Corporation's independent auditors in connection with their annual audit of the Corporation's financial statements, the results of audits performed by the Corporation's independent auditors, the independent auditors' charges to the Corporation, the response of management of the Corporation to management letters issued by the Corporation's independent auditors, current accounting rules and changes therein, the operations of the Corporation's internal audit department, the Corporation's audited financial statements and the implementation of the Corporation's Business Practice Guide covering compliance with applicable laws and Corporation policy. The Audit Committee also recommends the selection of independent auditors to the Board of Directors each year.

     The Board of Directors' Compensation Committee (the "Compensation Committee") is composed of Nicholas F. Brady, Chairman, Peter S. Hadley, William
I. Spencer and Robert N. Wilson. The Compensation Committee, which met twice in 1997, approves and administers the Corporation's compensation policies for executive officers and approves the compensation of the Chief Executive Officer, and in connection therewith is authorized to make awards of options, restricted stock and other stock and cash compensation permitted under the 1995 Long-Term Incentive Plan. The Compensation Committee also made awards of restricted Common Stock and book value appreciation units under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan, which expired at the end of 1997.

     The Employee Benefits and Pension Committee of the Board of Directors is composed of William I. Spencer, Chairman, Peter S. Hadley, Edith E. Holiday, Thomas H. Kean and Roger B. Oresman. This Committee, which met twice in 1997, oversees the Corporation's benefit plans. It recommends to the Board of Directors asset allocation targets and investment managers for the Employees' Pension Plan and appoints investment managers for the Employees' Savings and Stock Bonus Plan and the Savings and Stock Bonus Plan for Retail Operations Employees.

     The Directors and Board Affairs Committee of the Board of Directors is composed of Nicholas F. Brady, Chairman, John B. Hess, Leon Hess, Edith E. Holiday and Thomas H. Kean. This Committee met twice in 1997. It is responsible for reviewing the size and composition of the Board, as well as appropriate board practices and procedures, board meeting content, frequency and length, and the composition and function of committees of the Board of Directors. This Committee also recommends for election as directors qualified candidates identified through various sources. Stockholders may suggest candidates by writing to the Secretary of the Corporation, including a brief summary of each candidate's qualifications.

     The Board of Directors met ten times in 1997, and, except for Mr. Johnson, each director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors on which he or she served during 1997. Mr. Johnson attended 70% of such meetings.

CERTAIN TRANSACTIONS

     The Corporation retained Milbank, Tweed, Hadley & McCloy, of which Mr. Oresman is a consulting partner, to provide legal services in 1997. It is expected that the Corporation's dealings with this firm will continue in 1998.

     Mr. Leon Hess owns 11 1/2%, and owns a 50% equity interest in another corporation which owns 34%, of the capital stock of Galaxie Corporation, of which Southland Oil Co. ("Southland") is a wholly-owned subsidiary. In early 1997, the Corporation entered into a settlement agreement terminating a contract under which the Corporation sold crude oil to Southland, paying Southland $576,000.

     In 1997, the Corporation sold petroleum products to The Hertz Corporation, of which Mr. Olson is Chairman of the Board and Chief Executive Officer, in the aggregate amount of $1,347,901. These sales were made prior to Mr. Olson's being elected a director of the Corporation and were made at competitive market prices. The Corporation expects to continue to make such sales in 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In February 1998, Mr. John B. Hess filed an amended Form 5 for 1996 reporting gifts of 400 shares in April 1996 to each of three trusts for the benefit of his children, and Mr. Leon Hess, who serves as trustee of these trusts, filed a Form 5 for 1996 to report the acquisition of these gifts by the trusts. These gifts should have been reported on Forms 5 filed by Messrs. John
B. Hess and Leon Hess by February 14, 1997.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, for services in all capacities to the Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                    ---------------------------------------   -------------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              ------------------------   ----------
                                                                              RESTRICTED    SECURITIES
                                                                OTHER            STOCK      UNDERLYING                ALL OTHER
                                                                ANNUAL        AWARD(S)($)    OPTIONS/       LTIP    COMPENSATION($)
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)*       **         SARS(#)     PAYOUTS($)      ***
---------------------------  ----   ---------   --------   ----------------   -----------   ----------   ----------  --------------
            (a)              (b)       (c)        (d)            (e)              (f)          (g)          (h)           (i)
---------------------------  ----   ---------   --------   ----------------   -----------   ----------   ----------  --------------
John B. Hess,............    1997   1,000,000   200,000             --         2,737,500      150,000           --          8,000
  Chairman of the Board      1996   1,000,000        --             --                --      105,000           --          7,500
    and Chief Executive      1995     900,000        --             --                --      149,000           --          7,500
    Officer

W. S. H. Laidlaw,........    1997     900,000   150,000             --         2,190,000      120,000           --          8,000
  President and Chief        1996     900,000        --         39,250                --       70,000           --          7,500
    Operating Officer        1995     775,000        --        798,837                --       90,000           --          7,500

J. Barclay Collins,......    1997     650,000    75,000             --         1,368,750       75,000           --          8,000
  Executive Vice             1996     650,000        --             --                --       28,000           --          7,500
    President and            1995     600,000        --             --                --       45,000           --          7,500
    General Counsel

John Y. Schreyer,........    1997     650,000    75,000             --         1,368,750       75,000           --          8,000
  Executive Vice             1996     650,000        --             --                --       28,000           --          7,500
    President and Chief      1995     600,000        --             --                --       45,000           --          7,500
    Financial Officer

Rene L. Sagebien,........    1997     525,000        --             --           547,500       30,000           --          8,000
  Senior Vice President      1996     500,000        --             --                --        9,500           --          7,500
                             1995     475,000        --             --                --       11,500           --          7,500



---------------
  * In connection with Mr. Laidlaw's overseas employment through May 3, 1995, the Corporation made payments on behalf of Mr. Laidlaw to United Kingdom taxing authorities equal to the difference between Mr. Laidlaw's actual United Kingdom income tax liability and a notional United States income tax on his compensation. These disbursements made in 1996 (for prior tax years), based on the average dollar-sterling exchange rate for such year, amounted to approximately $39,250. Amounts withheld from Mr. Laidlaw's salary exceeded disbursements to United Kingdom taxing authorities in 1995 by approximately $11,000. Amounts shown in 1995 for Mr. Laidlaw include relocation allowances of $787,422 to defray moving expenses and anticipated increased costs as a result of such relocation. The amount shown for 1995 for Mr. Laidlaw also includes disbursements made in connection with his use of an automobile.

 ** At December 31, 1997, the named executives each held shares of restricted
    Common Stock, subject to vesting pursuant to the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan, in the following amounts and having the following aggregate market values at such date: Mr.
    J. B. Hess, 70,000 shares, $3,841,250; Mr. Laidlaw, 60,000 shares,
    $3,292,500; Mr. Collins, 35,000 shares, $1,920,625; Mr. Schreyer, 35,000 shares, $1,920,625 and Mr. Sagebien, 15,000 shares, $823,125. Additionally, at December 31, 1997, Mr. Sagebien held 3,000 shares of restricted Common Stock, subject to vesting pursuant to the Corporation's 1995 Long-Term Incentive Plan, having a market value of $164,625 at such date. To the extent paid on the Corporation's Common Stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid, together with interest accrued thereon at short-term market rates, to the named executives. In addition to shares of restricted stock awarded in 1997 pursuant to the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan, the named executives were awarded tandem book value appreciation units, which are subject to vesting pursuant to this Plan together with related shares of restricted stock and which had no current value on the date of award, in the following amounts:
    Mr. J.B. Hess, 50,000 units; Mr. Laidlaw, 40,000 units; Mr. Collins, 25,000 units; Mr. Schreyer, 25,000 units and Mr. Sagebien, 10,000 units. At December 31, 1997, the named executives held book value appreciation units under such plan in the following amounts and having the following aggregate market values at such date: Mr. J.B. Hess, 70,000 units, $49,000; Mr. Laidlaw, 60,000 units, $49,000; Mr. Collins, 35,000 units, $24,500; Mr.
    Schreyer, 35,000 units, $24,500; and Mr. Sagebien, 15,000 units, $12,250.
    Each book value appreciation unit entitles the holder to a cash payment equal to the increase, if any, in the book value per share of Common Stock over the five-year vesting period of the restricted stock.

*** Amounts shown in column (i) represent matching contributions of the Corporation credited to the named executive officers under the Corporation's Employees' Savings and Stock Bonus Plan.

  STOCK OPTIONS

     In December 1997, the Compensation Committee approved two tranches of awards of non-qualified stock options, one effective December 3, 1997 and the other effective January 5, 1998, to certain officers and other employees under the Corporation's 1995 Long-Term Incentive Plan (the "Incentive Plan"), approved by the stockholders of the Corporation in 1996. These stock options are not currently exercisable. No stock appreciation rights were granted to executive officers in 1997. The following table sets forth information concerning individual grants of stock options made under the Incentive Plan in respect of the last fiscal year to each of the named executive officers, including those awarded effective January 5, 1998:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*

                                                       INDIVIDUAL GRANTS
                                    -------------------------------------------------------
                                     NUMBER OF     PERCENT OF TOTAL
                                     SECURITIES      OPTIONS/SARS     EXERCISE
                                     UNDERLYING       GRANTED TO      OR BASE                 GRANT DATE
                                    OPTIONS/SARS     EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
               NAME                  GRANTED(#)      FISCAL YEAR       ($/SH)       DATE      VALUE($)**
               (a)                      (b)              (c)            (d)         (e)           (f)
               ----                 ------------   ----------------   --------   ----------   ----------
John B. Hess,.....................     75,000             4.3          54.75      12/03/07     1,401,750
  Chairman of the Board and            75,000             4.3          53.00       1/05/08     1,311,000
     Chief Executive Officer

W. S. H. Laidlaw,.................     60,000             3.5          54.75      12/03/07     1,121,400
  President and Chief Operating        60,000             3.5          53.00       1/05/08     1,048,800
     Officer

J. Barclay Collins,...............     37,500             2.2          54.75      12/03/07       700,875
  Executive Vice President             37,500             2.2          53.00       1/05/08       655,500

John Y. Schreyer,.................     37,500             2.2          54.75      12/03/07       700,875
  Executive Vice President             37,500             2.2          53.00       1/05/08       655,500

Rene L. Sagebien,.................     15,000             0.9          54.75      12/03/07       280,350
  Senior Vice President                15,000             0.9          53.00       1/05/08       262,200

---------------
 * Stock options awarded by the Compensation Committee effective December 3, 1997 become fully exercisable on December 3, 1998 and stock options awarded effective January 5, 1998 become fully exercisable January 5, 1999, except that in both cases options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control (as described in the Incentive Plan). At the discretion of the Compensation Committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. Such options remain exercisable until December 3, 2007 and January 5, 2008, respectively, except in cases of death, disability, retirement or other termination of employment, in which case options remain exercisable only for certain specified periods thereafter. If an awardee's employment terminates prior to such options becoming exercisable, such options will be forfeited.

** The Grant Date Present Values shown in the above table have been determined, as permitted under applicable rules of the Securities and Exchange Commission, using the Black-Scholes option pricing model. This model, like all pricing models, requires certain assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation for December 1997 option grants: expected life of seven years for each option; volatility of 22.0% (based on historical volatility of the Common Stock over the seven-year period ending November 30,
   1997); risk-free rate of return of 5.86%; and dividend yield of 1.1%. The following assumptions were made for purposes of this valuation for January 1998 option grants: expected life of seven years for each option; volatility of 21.8% (based on historical volatility of the Common Stock over the seven-year period ending December 31, 1997) risk-free rate of return of 5.57%; and dividend yield of 1.13%.

     The following table sets forth information as to the named executives regarding the values of unexercised options under the Incentive Plan as of the end of the last fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF                VALUE OF UNEXERCISED
                                 SHARES                        UNEXERCISED OPTIONS/              IN-THE-MONEY
                               ACQUIRED ON      VALUE           SARS AT FY-END(#)          OPTIONS/SARS AT FY-END($)
            NAME               EXERCISE(#)   REALIZED($)   (EXERCISABLE/UNEXERCISABLE)*   (EXERCISABLE/UNEXERCISABLE)
             (a)                   (b)           (c)                   (d)                            (e)
            ----               -----------   -----------   ----------------------------   ---------------------------
John B. Hess,................    --            --                 254,000/75,000                 260,375/9,375
  Chairman of the Board and
     Chief Executive Officer
W. S. H. Laidlaw,............    --            --                 160,000/60,000                 156,250/7,500
  President and Chief
     Operating Officer
J. Barclay Collins,..........    --            --                  73,000/37,500                  78,125/4,688
  Executive Vice President
John Y. Schreyer,............    --            --                  73,000/37,500                  78,125/4,688
  Executive Vice President
Rene L. Sagebien,............    --            --                  21,000/15,000                  20,813/1,875
  Senior Vice President

---------------
* Excludes options granted January 5, 1998.

  RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Corporation's Employees' Pension Plan (the "Pension Plan"), a qualified defined benefit pension plan, as well as a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the Corporation, that would otherwise be paid to participants under the Pension Plan but for certain limitations on qualified plan benefits and compensation imposed by the Internal Revenue Code of 1986, as amended (the "Code"), based on remuneration that is covered under the Pension Plan and supplemental plan and years of service:

                               PENSION PLAN TABLE

                               YEARS OF SERVICE
               ------------------------------------------------
REMUNERATION      15        20        25        30        35
------------      --        --        --        --        --
 $  500,000     120,000   160,000   200,000   240,000   280,000
    600,000     144,000   192,000   240,000   288,000   336,000
    700,000     168,000   224,000   280,000   336,000   392,000
    800,000     192,000   256,000   320,000   384,000   448,000
    900,000     216,000   288,000   360,000   432,000   504,000
  1,000,000     240,000   320,000   400,000   480,000   560,000
  1,200,000     288,000   384,000   480,000   576,000   672,000
  1,400,000     336,000   448,000   560,000   672,000   784,000

     A participant's remuneration covered by the Pension Plan and the supplemental plan is twelve times the participant's average monthly compensation (as reported on an annual basis in columns (c) and (d) of the Summary Compensation Table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 60 months immediately preceding the participant's retirement date. Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the Pension Plan. Covered compensation for the named executives as of December 31, 1997 was:
Mr. J. B. Hess: $1,033,333; Mr. Laidlaw: $908,333; Mr. Collins: $658,333; Mr.
Schreyer: $658,333; and Mr. Sagebien: $500,000.

     The years of credited service for the named executives under the Pension Plan and, except for Mr. Schreyer, the supplemental plan as of February 1, 1998 are as follows: J. B. Hess, 20 years; W. S. H. Laidlaw, 16 years; J. B. Collins, 13 years; J. Y. Schreyer, 7 years; and R. L. Sagebien, 29 years. As of February 1, 1998, Mr. Schreyer had 33 years of credited service under the supplemental plan pursuant to a determination of the Compensation Committee, which gave Mr. Schreyer credit for 26 years of prior service with his previous employer for purposes of determining benefits payable under the supplemental plan. However, retirement benefits payable to Mr. Schreyer in connection with his prior employment will be deducted from benefits payable under the supplemental plan.

  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Schreyer has an agreement with the Corporation which provides credit for prior service and determines benefits payable under the Corporation's nonqualified supplemental retirement plan, as more fully described above under "Retirement Plans".

     Awards granted to employees under the Incentive Plan, including the named executive officers, are subject to accelerated vesting and cash-out upon the occurrence of a Change of Control, as defined in the Incentive Plan.

  DIRECTORS' COMPENSATION

     Each director who is not an employee of the Corporation or any of its subsidiaries receives an annual fee of $55,000 for membership on the Board of Directors and a fee of $1,000 for each Board of Directors' and Stockholders' meeting attended. Each such director receives an additional annual fee of $4,000 for membership on each committee of the Board of Directors on which such director serves and a fee of $1,000 for each committee meeting attended, except that each such director who is a member of the Executive Committee receives an additional annual fee of $75,000, but no fee for each meeting attended. The members of the Executive Committee are Leon Hess, Chairman, Nicholas F. Brady, John B. Hess, Thomas H. Kean, W. S. H. Laidlaw, John Y. Schreyer, William I. Spencer and Robert F. Wright. Messrs. L. Hess, J. B. Hess, Laidlaw and Schreyer are employees of the Corporation and receive no additional compensation for serving on any committee of the Board of Directors.

     In addition, in an effort to increase the commonality of interests of outside directors and stockholders, in 1997 the Board of Directors approved a plan to award each non-employee director 200 shares of Common Stock of the Corporation each year commencing in 1998. Such awards were made in January 1998 from treasury shares purchased by the Corporation in the open market.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is responsible for approving and administering the Corporation's compensation policies for executive officers and approving the compensation of the Chief Executive Officer of the Corporation. The following report was prepared by the Compensation Committee after its meeting on December 3, 1997 and the Compensation Committee reported to the Board of Directors at its meeting held March 4, 1998.

     Executive Compensation Policies. The Corporation's executive compensation policies are designed to attract and retain executives and motivate them to achieve the Corporation's business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards. The Compensation Committee also takes into account the full compensation package afforded to each executive, including retirement benefits and other benefits generally available to all eligible employees such as the Corporation's matching contributions under the Employees' Savings and Stock Bonus Plan and group life insurance and health benefits. In 1997, independent consultants were retained to continue to study the Corporation's compensation policies and develop strategies to relate a greater portion of compensation to performance.

     Cash Compensation -- Salary. Cash salary traditionally has been the primary element of executive compensation. In determining salary levels for executive officers, the Compensation Committee considers the following subjective and quantitative factors:

     - job level and responsibility;

     - recent corporate performance, including results of operations, success in implementing corporate strategy and long-term goals and development of future strategies;

     - individual performance; and

     - an objective of targeting total cash compensation at the 75th percentile as shown in a survey (the "Survey") of a group of companies compiled by an independent consultant, in recognition of the Corporation's need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. For 1997 the survey comprised over 300 industrial companies with revenues comparable to the Corporation (which group included 5 companies also included in Standard & Poor's Oil (Domestic Integrated) - 500 Stock Index discussed under "Performance Graph").

     Cash Compensation -- Bonus. Historically, cash bonuses were not routinely paid, but were occasionally utilized to reward extraordinary effort by an individual or performance that was particularly beneficial to the Corporation. Although such cash bonuses were granted on a discretionary basis primarily to reward individual contribution and thus were not necessarily tied to any particular measure or level of corporate performance, such bonuses were generally awarded more liberally following periods of superior performance by the Corporation.

     However, for 1997, the Compensation Committee began reviewing the feasibility of a performance-based cash incentive program for executive officers in order to relate a greater portion of total cash compensation to performance. In recognition of the fact that the salary component of total cash compensation for most of the named executive officers was already at competitive levels, and as a first step in implementing an annual cash incentive program, the Compensation Committee awarded discretionary bonuses in lieu of salary increases to most of the named executive officers in 1997.

     Increases in total cash compensation for executive officers, including the named executive officers, averaged 8.12% in 1997. Increases in total cash compensation, including salary increases in respect of promotions, on an annualized basis over the preceding five years ending in 1997 averaged 5.93%.

     Long-Term Compensation -- Incentive Plan. The Incentive Plan was developed to align senior management's compensation more closely with the interests of stockholders. The guiding principle was to develop a program that would be:

     - stock-based

     - performance-oriented

     - accounting and cost efficient

     - competitive with that of other major companies

     - clear, concise and understandable to stockholders

     The Incentive Plan was adopted by the Board of Directors at its December 1995 board meeting and approved by stockholders at the 1996 annual meeting. The Incentive Plan is a broad-based plan that provides the Compensation Committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The Compensation Committee believes that a plan of this type affords the Compensation Committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value. The Incentive Plan initially reserved for issuance 4,500,000 shares, of which approximately 600,000 remain available for future awards.

     Awards under the Incentive Plan to executive officers have been primarily option-based, as the Compensation Committee determined this would align executive and stockholder interests most closely, and would be most accounting efficient in that no charge to earnings is recorded upon the grant of stock options. The Compensation Committee's reliance on stock options for a significant portion of long-term compensation reflects a growing trend toward greater use of stock options by large industrial companies.

     Long-Term Compensation -- Restricted Stock Plan. Under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan (the "Restricted Stock Plan") approved by stockholders of the Corporation in 1981, restricted shares of the Corporation's Common Stock and book value appreciation units (each representing the increase, if any, in the Corporation's book value per share of Common Stock over the vesting period) have been awarded from time to time to attract and retain key management and executive employees and to provide incentives for such employees to work for the Corporation's long-term growth and higher returns to stockholders. In selecting employees to participate in the Restricted Stock Plan and in determining the amount of an award to be granted, the Compensation Committee has considered a number of objective and subjective factors, including the functions and responsibilities of the employee, the employee's past and potential contribution to the profitability and growth of the Corporation, the value of the employee's services, and the amount and timing of prior awards. It was originally contemplated that the 1,500,000 shares of Common Stock authorized under the Restricted Stock Plan would be awarded by December 31, 1991. However, the Corporation did not make use of all the authorized shares until December 31, 1997. The Restricted Stock Plan expired on December 31, 1997.

     Long-Term Compensation -- 1997 Awards. For 1997, the Compensation Committee approved a program of long-term compensation for its executive officers consisting of stock options, restricted stock and book value appreciation units. In 1995 and 1996, long-term compensation for executive officers was principally (and in the case of named executive officers, exclusively) option-based, and more than 60% of the options were granted at premiums ranging from 10% to 30% in excess of the fair market value of Common Stock on the grant date. While such compensation can provide significant incentives for an employee over the long term, the Committee believes it tends not to provide sufficient incentives for an employee to remain with his employer in the short term. A key consideration in developing the compensation program for 1997 was the retention of executive officers and other key employees. As a result of continuing improvement in the general economy, hiring and compensation practices, particularly in the oil industry, have become highly competitive. The Compensation Committee considered it necessary to retain the services of executive officers and other key employees whose continued services are essential to complete the implementation of the strategic initiatives begun in 1995 to increase returns on capital employed and enhance profitability.

     Consequently, the Compensation Committee determined to grant awards, the value of which would be weighted approximately 50% in restricted stock and 50% in options. All options were granted at the market value on the grant date, as the Compensation Committee determined, based on analysis by its independent consultant, that competitors do not rely solely on premium options over an extended period of years. Restricted stock was granted with five-year vesting to promote the retention of key executives over the long term. All awards were targeted to provide total compensation for executive officers at approximately the 75th percentile in the Survey. The performance-based nature of the options will permit any compensation paid in respect of the options to a named executive in a fiscal year in excess of $1 million to be deductible by the Corporation for Federal income tax purposes. Such excess compensation in respect of restricted stock awards, however, will not be deductible. The Compensation Committee believes it necessary to design executive compensation packages that it deems in the best interests of the Corporation even if such packages are not fully deductible.

     In December 1997, the Compensation Committee approved awards on a discretionary basis of 190,000 shares of restricted stock under the Restricted Stock Plan and 280,000 shares of restricted stock under the Incentive Plan, of which 190,000 shares and 15,000 shares, respectively, were to executive officers. The Compensation Committee also approved awards on a discretionary basis of an aggregate of 872,500 options in December 1997 and awards of 862,500 options in January 1998, in each case with an exercise price equal to the fair market value of the Common Stock on the grant date, of which 312,500 options and 312,500 options, respectively, were to executive officers. The Compensation Committee also approved awards on a discretionary basis of 262,500 book value appreciation units, of which 197,500 were to executive officers.

     Other Benefit Plans. The Corporation has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the Corporation, subject to applicable limits imposed on contributions and benefits under the Code. In addition to group life insurance and health benefit plans, the Corporation has adopted the Employees' Savings and Stock Bonus Plan, approved by stockholders in 1981, under which executive officers can generally elect to invest on a pre-tax or after-tax basis up to 5% of salary in seven funds, one of which invests in Common Stock, and the Corporation provides matching contributions up to 5% of salary for each participant, all of which are invested in Common Stock. The Corporation believes that this matching structure helps to align the financial interests of all participants with those of stockholders to encourage them to work toward enhancing the value of the Common Stock.

     Compensation of the Chief Executive Officer. Mr. John B. Hess' salary for 1997 was established by reference to a comparison of total cash compensation of the chief executive officers in the Survey. Mr. John B. Hess' combined salary and bonus for 1997 was well below the total cash compensation at the 75th percentile for chief executive officers in the Survey.

     In approving the awards of stock options, restricted stock and book value appreciation units shown in the Summary Compensation Table to Mr. John B. Hess for 1997, as well as awards to the other named executive officers, the Compensation Committee did not rely on a measure of the Corporation's past performance to determine award levels. Rather, the Compensation Committee examined comparative analyses of peer compensation in order to gauge competitive levels of long-term compensation and designed a long-term compensation package that would at once contain a significant performance-based component, in the form of options and book value appreciation units, to encourage the chief executive officer to improve returns to stockholders, and a component, in the form of restricted stock, to provide a strong long-term incentive. The total present value of such long-term compensation (based on expected option values derived from the consultant's pricing model) was targeted to provide total compensation within a range of the 75th percentile of such compensation for chief executive officers in the Survey.

     The Compensation Committee concluded that the total of Mr. John B. Hess' 1997 cash compensation and the grant date present value of his long-term compensation was reasonable compared with that of his peers and appropriate in view of the critical corporate initiatives he has undertaken and is continuing to implement.

                                          Nicholas F. Brady

                                          Peter S. Hadley

                                          William I. Spencer

                                          Robert N. Wilson

  PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the Corporation's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Stock Index, which includes the Corporation, and the cumulative total return, assuming reinvestment of dividends, of Standard & Poor's Oil (Domestic Integrated) - 500 Stock Index, a published industry index which includes the Corporation, as of each December 31 over a five-year period commencing on December 31, 1992 and ending on December 31, 1997:

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
                            YEARS ENDED DECEMBER 31

                                                                                          S&P OIL
                                                                                         (DOMESTIC
                                                      AMERADA                          INTEGRATED) -
               MEASUREMENT PERIOD                       HESS            S&P 500          500 STOCK
             (FISCAL YEAR COVERED)                  CORPORATION       STOCK INDEX          INDEX
1992                                                   100.00            100.00            100.00
1993                                                    99.29            110.08            105.36
1994                                                   101.69            111.53            110.55
1995                                                   119.55            153.45            125.86
1996                                                   131.98            188.68            159.17
1997                                                   126.49            251.63            189.38

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the Corporation's voting securities by beneficial owners known by the Corporation to hold more than 5% of any such class:

                                                                         AMOUNT AND
                                       NAME AND ADDRESS                  NATURE OF
                                        OF BENEFICIAL                    BENEFICIAL         PERCENT
     TITLE OF CLASS                         OWNER                       OWNERSHIP(a)        OF CLASS
     --------------                    ----------------                 ------------        --------
Common Stock............  Leon Hess                                      11,763,229(b)        12.9
                          c/o Amerada Hess Corporation
                          1185 Avenue of the Americas
                          New York, New York 10036

Common Stock............  FMR Corp.                                       5,757,938(c)         6.3
                          Edward C. Johnson 3d
                          Abigail P. Johnson
                          c/o FMR Corp.
                          82 Devonshire Street
                          Boston, Massachusetts 02109

Common Stock............  Alpine Capital L.P., et al.                     5,729,200(d)         6.3
                          c/o J. Taylor Crandall
                          201 Main Street, Suite 3100
                          Fort Worth, Texas 76102

Common Stock............  Dodge & Cox                                     4,971,116(e)         5.4
                          One Sansome St., 35th Fl.
                          San Francisco, CA 94104

Common Stock............  Ark Asset Management Co., Inc.                  4,626,550(f)        5.05
                          One New York Plaza, 29th Floor
                          New York, NY 10004

---------------

     (a) The information in the above table and in the notes thereto was obtained, with respect to FMR Corp. et al, Dodge & Cox, and Ark Asset Management Co., Inc., from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 1998 and with respect to Alpine Capital L.P. et al., from a Schedule 13D filed by such reporting persons in January 1998. Information with respect to Mr. Leon Hess is as of February 1, 1998, with respect to Alpine Capital L.P. et al. is as of January 22, 1998 and with respect to FMR Corp. et al., Dodge & Cox and Ark Asset Management Co., Inc. is as of December 31, 1997.

     (b) Mr. Leon Hess has sole voting and dispositive power over these shares.

     (c) These shares represent the total number of shares reported as beneficially owned in a joint filing on Schedule 13G by the above listed reporting persons. These shares include 412,938 shares as to which one or more of such beneficial owners have sole voting power, 12,700 shares as to which one or more of them have shared voting power, 5,745,238 shares as to which one or more of them have sole dispositive power and 12,700 shares as to which one or more of them have shared dispositive power. FMR Corp. controls Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, which is the beneficial owner of 5,155,900 shares of Common Stock of the Corporation as a result of acting as investment adviser to various registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 559,838 shares of Common Stock of the Corporation.

     Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. Members of the Johnson family, through their ownership of voting common stock and the execution of a shareholders' voting agreement among the Johnson family group and all other Class B shareholders, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The number of shares reported in the table above with respect to such beneficial owners includes 42,200 shares owned directly by Mr. Johnson or in Johnson family trusts.

     (d) These shares represent the total number of shares reported as beneficially owned by several reporting persons in a joint filing on Schedule 13D dated January 22, 1998. The shares reported consist of: 4,737,000 shares beneficially owned by Alpine Capital L.P. ("Alpine"), as to which it has sole voting and dispositive power; 500,000 shares beneficially owned by Keystone, Inc. ("Keystone"), as to which it has sole voting and dispositive power; 396,700 shares beneficially owned by Robert M. Bass in his individual capacity, as to which he has sole voting and dispositive power; 84,500 shares beneficially owned by The Anne T. and Robert M. Bass Foundation (the "Foundation"), as to which it has sole voting and dispositive power; and 11,000 shares beneficially owned by The Robert Bruce Management Company, Inc. Defined Benefit Pension Trust (the "Trust"), as to which it has sole voting and dispositive power. Additional reporting persons included in this filing are Robert W. Bruce III, who beneficially owns 4,832,500 of the reported shares, as to 4,821,500 of which he has shared voting and dispositive power solely in his capacity as one of the two general partners of Alpine and in his capacity as a principal of The Robert Bruce Management Co. Inc. which has shared investment discretion over shares owned by the Foundation, and as to 11,000 of which he has sole voting and dispositive power solely in his capacity as trustee of the Trust; Algenpar, Inc., a corporation which beneficially owns 4,737,000 shares, as to which it has shared voting and dispositive power solely in its capacity as one of the two general partners of Alpine; J. Taylor Crandall, who beneficially owns 4,821,500 shares, as to which he has shared voting and dispositive power solely in his capacity as President and sole shareholder of Algenpar, Inc. and in his capacity as a director of the Foundation; Anne T. Bass, who beneficially owns 84,500 shares, as to which she has shared voting and dispositive power solely in her capacity as a director of the Foundation; and Robert M. Bass, who beneficially owns 981,200 shares, as to 896,700 of which he has sole voting and dispositive power solely in his capacity as President and sole director of Keystone and his individual ownership of shares as stated above, and as to 84,500 of which he has shared voting and dispositive power solely in his capacity as a director of the Foundation.

     (e) This amount includes 4,510,926 shares as to which such beneficial owner has sole voting power and 55,700 shares as to which such beneficial owner has shared voting power. Such beneficial owner has sole dispositive power with respect to all shares reported above.

     (f) This amount includes 3,500,250 shares as to which such beneficial owner has sole voting power and 4,626,550 shares as to which such beneficial owner has sole dispositive power. Such beneficial owner has no shared voting or dispositive power with respect to any shares reported above.

OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the Corporation on February 1, 1998. The persons listed below each have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column "Percent of Outstanding Shares of Common Stock Owned," the securities held represent less than one percent of the Common Stock.

                                                         AMOUNT AND
                                                         NATURE OF        PERCENT OF
                                                         BENEFICIAL       OUTSTANDING
                                                        OWNERSHIP OF       SHARES OF
                                                           COMMON           COMMON
NAME                                                      STOCK(a)        STOCK OWNED
----                                                    ------------      -----------
Nicholas F. Brady......................................       1,200         --
J. Barclay Collins II..................................     108,428         --
Peter S. Hadley........................................       1,257(b)      --
John B. Hess...........................................   1,856,191(c)        2.0
Leon Hess..............................................   9,637,071          10.6
                                                          2,126,158(d)        2.3
Edith E. Holiday.......................................       1,200         --
William R. Johnson.....................................       1,200         --
Thomas H. Kean.........................................       2,200         --
W. S. H. Laidlaw.......................................     262,282(e)      --
H.W. McCollum..........................................      93,409         --
Frank A. Olson.........................................       1,000         --
Roger B. Oresman.......................................      10,437         --
Rene L. Sagebien.......................................      41,148         --
John Y. Schreyer.......................................     112,013         --
William I. Spencer.....................................         700         --
Robert N. Wilson.......................................       1,900         --
Robert F. Wright.......................................     120,289         --
All directors and executive officers as a group........  14,659,440          15.9

---------------

     (a) These figures include 427 shares vested in the name of Mr. Collins, 11,234 shares vested in the name of Mr. J. B. Hess, 5,282 shares vested in the name of Mr. Laidlaw, 7,890 shares vested in the name of Mr. McCollum, 1,648 shares vested in the name of Mr. Sagebien, 2,713 shares vested in the name of Mr. Schreyer, and 42,581 shares vested for all executive officers and directors as a group under the Corporation's Employees' Savings and Stock Bonus Plan, as to which these individuals and the group have investment power but generally do not have voting power, except with respect to shares purchased with each such individual's own contributions, which will be voted by the plan trustee in accordance with such individual's written instructions; and 35,000 shares held in escrow under the Restricted Stock Plan for Mr. Collins, 70,000 shares held in escrow under said Plan for Mr. J. B. Hess, 60,000 shares held in escrow under said Plan for Mr. Laidlaw, 15,000 shares held in escrow under said plan and 3,000 shares held in escrow under the Incentive Plan for Mr. Sagebien, 35,000 shares held in escrow under the Restricted Stock Plan for Mr. Schreyer, and 275,000 shares held in escrow under said Plan and 42,000 shares held in escrow under the Incentive Plan for all executive officers and directors as a group, as to which these individuals and the group have voting power but not investment power. These amounts also include shares underlying options to purchase Common Stock of the Corporation, exercisable within 60 days of the date as of which this information is provided, awarded under the Incentive Plan in the following amounts: Mr. Collins, 73,000 shares, Mr. John B. Hess, 254,000 shares, Mr. Laidlaw, 160,000 shares, Mr. Schreyer, 73,000 shares, Mr. Sagebien, 21,000 shares and all executive officers and directors as a group, 704,500 shares. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of Common Stock underlying such options until such options are exercised.

     (b) Mr. Hadley holds these shares jointly with his wife and shares voting and investment power.

     (c) This figure includes 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust of which Mr. J. B. Hess is trustee and 33 1/3% of the common stock of which is owned by Mr. J. B. Hess. The preferred stock of such corporation has 99% of the total voting power of all classes of stock of such corporation. As trustee Mr.
        J. B. Hess has voting power and investment power with respect to such preferred stock. Mr. J. B. Hess' mother is the beneficiary of this trust and Mr. Leon Hess has a remainder interest therein. This figure also includes 64,141 shares held by a trust for the benefit of Mr. J. B. Hess and his children, of which Mr. J. B. Hess is trustee.

     (d) This figure includes 175,218 shares held by five corporations (including that referred to in note (e) below) of which Mr. Leon Hess is an officer, director and owner of voting preferred stock having at least 80% of the total voting power of all classes of stock and 29,840 shares held by five trusts of which Mr. Leon Hess is trustee. It also includes 1,921,100 shares held by Hess Foundation, Inc. of which Mr. Leon Hess is an officer and a director. It excludes 107,286 shares held by Capitol Street Corporation, a wholly-owned subsidiary of Galaxie Corporation, in which Mr. Hess indirectly owns an equity interest as described above in "Certain Transactions." Mr. Hess disclaims beneficial ownership of such shares. Mr. Leon Hess' address is in care of the Corporation, 1185 Avenue of the Americas, New York, New York 10036.

     (e) Mr. Laidlaw also owns the common stock of a corporation, the preferred stock of which is owned by Mr. Leon Hess, which owns 35,000 shares of Common Stock. The preferred stock has more than 92% of the total voting power of all classes of stock of this corporation.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young as the independent auditors of the Corporation for the fiscal year ending December 31, 1998. Ernst & Young has acted for the Corporation in such capacity since November 1, 1971. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

     If the stockholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered by the Board of Directors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. The fees of said organization for this solicitation are not expected to exceed $20,000, exclusive of expenses.

     Proposals which stockholders wish to include in the Corporation's proxy materials relating to the 1999 Annual Meeting of Stockholders must be received by the Corporation no later than November 30, 1998.

     It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                      By order of the Board of Directors,

                                          CARL T. TURSI
                                               Secretary
New York, New York
March 30, 1998

                            AMERADA HESS CORPORATION
                                   P R O X Y
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 1998

     The undersigned hereby appoints JOHN B. HESS, W.S.H. LAIDLAW and LEON
HESS, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 6, 1998, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

     Please indicate on the reverse side of this card how your stock is to be voted.

     IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE OF THIS CARD.

     Receipt of Notice of the Meeting and of the Proxy
Statement is hereby acknowledged.

(Continued and to be signed on reverse side.)


/  /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, AND A VOTE FOR PROPOSAL 2.

1. Election of the following nominees        FOR all nominees        WITHHOLD AUTHORITY to vote             *EXCEPTIONS
   as Directors for three-year terms         listed below /  /        for all nominees listed below /  /                  /  /
   expiring in 2001

Nominees: N.F.Brady, J.B. Collins II, L. Hess, T.H. Kean, F.A. Olson
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED BELOW.)
Exceptions
          ------------------------------------------------------------------------------------------------------------------

2. Ratification of the selection of Ernst & Young LLP
   as independent auditors for fiscal year ending
   December 31, 1998.                                           FOR   /  /         AGAINST  /  /             ABSTAIN  /  /


                                                                                          Change of Address and
                                                                                          or Comments Mark Here   /  /

                                                                           NOTE: Please sign as name appears hereon. Joint
                                                                           owners should each sign. When signing as attorney,
                                                                           prosecutor, administrator, trustee or guardian,
                                                                           please give full title as such.

                                                                           Dated:
                                                                                 ---------------------------------------------

                                                                                 ---------------------------------------------
                                                                                                  Signature(s)

                                                                                 ---------------------------------------------
                                                                                                  Signature(s)

                                                                          VOTES MUST BE INDICATED
(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE                           (X) IN BLACK OR BLUE INK.     /X/
ENCLOSED POSTAGE PREPAID ENVELOPE)